UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 8, 2005

CRDENTIA CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-31152	76-0585701
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

14114 Dallas Parkway, Suite 600
Dallas, Texas 75254

(Address of Principal Executive Offices) (Zip Code)

(972) 850-0780

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                  Entry into a Material Definitive Agreement.

On November 8, 2005, we and James D. Durham, our Chairman and Chief Executive Officer, entered into a Second Amendment to Employment Agreement (the “Amendment”).  Pursuant to the Amendment, Mr. Durham is entitled to receive a bonus in the amount of one and one-half percent (1.5%) of the Total Consideration (as defined in the Amendment) actually paid to our stockholders in connection with a Corporate Transaction (as defined in the Amendment).  The Amendment is filed with this report on Form 8-K as Exhibit 10.1.

The foregoing description is qualified in its entirety by reference to the Amendment filed as Exhibit 10.1 to this report on Form 8-K.

Item 8.01                     Other Events.

On November 8, 2005, our Board of Directors approved the issuance of Common Stock dividends to holders of the Company’s outstanding Series C Preferred Stock.  Common Stock dividends will also be issued to holders of warrants to purchase shares of the Company’s Series B-1 Preferred Stock and Series C Preferred Stock upon their exercise.

Pursuant to the Certificate of Designations, Preferences and Rights for our Series C Preferred Stock, we declared, with respect to each share of outstanding Series C Preferred Stock, a dividend of 2.5 shares of Common Stock that had accrued as of June 30, 2005 and a dividend of 2.5 shares of Common Stock that had accrued as of September 30, 2005.  As of November 8, 2005, there were outstanding 183,028 shares of Series C Preferred Stock.  There were also warrants outstanding to purchase 6,000 shares of Series B-1 Preferred Stock and 124,075 shares of Series C Preferred Stock.

Item 9.01                     Financial Statements and Exhibits.

(c)  Exhibits.

10.1	Second Amendment to Employment Agreement dated November 8, 2005 among Crdentia Corp. and James D. Durham

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRDENTIA CORP.

November 14, 2005	By:	/s/ James J. TerBeest
James J. TerBeest
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Employment Agreement dated November 8, 2005 among Crdentia Corp. and James D. Durham